AGREEMENT
MODIFYING
FEE LETTER AGREEMENT

April 3, 2012,

The parties hereto agree that that certain Fee Letter Agreement by and between Insynergy Products, Inc and NBN Enterprises, Inc., dated August 1, 2011, is hereby amended as follows:

1. **The shares issued of INS issued to NBN represent at this date 4.999% of all of INS's outstanding stock. These shares have been issued, and are validly issued, fully paid and non assessable.**

2. **NBN waives the provisions of sub paragraphs (b) and (c) of the Fee Letter Agreement going forward, provided that unusually large blocks of shares are not issued to management or promoters for "services" or "nominal consideration" in the future which in effect so substantially dilutes the percentage of the Company outstanding capital stock represented by the block of shares currently held by NBN, that NBN's compensation is materially reduced.**

NBN Enterprises, Inc.

By: S/Donald G. Davis
Donald G. Davis, Assistant Sec

Insynergy Products, Inc.

By: Marty Goldrod